Exhibit 3.7

CERTIFICATE OF LIMITED PARTNERSHIP

OF

UNITED RENTALS FINANCING LIMITED PARTNERSHIP

This Certificate of Limited Partnership of United Rentals Financing Limited Partnership (the “Partnership”) is being duly executed and filed by the entity named below as the General Partner of the Partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.). The General Partner hereby certifies as follows:

FIRST: The name of the limited partnership hereby formed is “United Rentals Financing Limited Partnership”.

SECOND: The name and address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is: c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19908.

THIRD: The name and business address of the general partner of the Partnership is: United Rentals of Nova Scotia (No. 1), ULC, 1959 Upper Water Street, P.O. Box 997, Suite 800, Halifax, Nova Scotia B3J 2X2.

FOURTH: This Certificate of Limited Partnership shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of this 27th day of November, 2006.

United Rentals of Nova Scotia (No. 1), ULC
(General Partner of the Partnership)

By:	/s/ Michael J. Kneeland
	Name:	Michael J. Kneeland
	Title:	President